Exhibit 10.1
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TRANSITION SERVICES AND SEPARATION AGREEMENT
     THIS TRANSITION SERVICES AND SEPARATION AGREEMENT (“Agreement”) is executed as of August 5, 2009 (“Agreement Date”), by and between Terence W. Edwards (“Edwards”) and PHH Corporation (the “Company”).
     WHEREAS, Edwards resigned as President and Chief Executive Officer of the Company, effective June 17, 2009; and
     WHEREAS, the parties desire to (i) set forth the terms pursuant to which Edwards’ employment will continue while the Company conducts a search for a new Chief Executive Officer, and (ii) provide for certain payments and benefits as consideration for Edwards’ agreement to certain restrictive covenants and his execution of a general release of claims.
     NOW THEREFORE, intending to be legally bound hereby, the Company and Edwards agree as follows:
Transition Services and Last Day of Employment
     Edwards’ employment with the Company and any of its subsidiaries and affiliates will terminate on earlier of (i) the date that a new Chief Executive Officer of the Company is appointed, or (ii) December 31, 2009 (such date of termination is referred to herein as the “Termination Date”). From the Agreement Date through the Termination Date (the “Transition Period”), Edwards will perform such services as reasonably requested by the Board of Directors or Acting Chief Executive Officer of the Company to assist in the transition to a new Chief Executive Officer.
     During the Transition Period, the Company will continue to pay Edwards’ annual base salary of $564,635 as in effect as of the Agreement Date (the “Base Salary”), payable bi-weekly in accordance with the Company’s normal payroll practices. In addition, during the Transition Period, (x) Edwards may continue to participate in the Company’s health and welfare benefit plans and 401(k) plan, subject to the terms of the plans, and (y) the Company shall provide the use of a Company vehicle, financial planning services, and tax reimbursements on the foregoing perquisites, to the extent provided to senior executives of the Company, and subject to the Company’s policies and procedures. At the end of the Transition Period, Edwards shall return the Company-provided vehicle.
Consideration.
     In consideration of Edwards’ execution of and failure to revoke the Release Agreement contained in Exhibit A to this Agreement (the “Release”), and his continued compliance with the terms and conditions of this Agreement, the Company agrees to pay or provide the following payments and benefits:
     (a) Pay to Edwards severance in an amount equal to his Base Salary for the 24-month period beginning on the Termination Date (the “Severance Period”), with payments beginning

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within 30 days after the Termination Date, provided that Edwards has signed the Release and it has become irrevocable before the start of payment. The severance will be payable bi-weekly in accordance with the Company’s normal payroll practices, however, the payments scheduled to be paid after the Termination Date and before the Release becomes irrevocable will not be paid until the first bi-weekly payroll date on or after the date that the Release becomes irrevocable.
     (b) Pay to Edwards’s annual cash bonuses for calendar years 2009, 2010, and 2011 in an amount equal to the bonus Edwards would have received based on actual performance of the Company. The bonus will be paid to Edwards at the same time bonuses are payable to corporate employees, but no later than March 15 after the end of the applicable performance year. The amount of cash bonus for 2011 will be pro-rated to reflect the actual number of months covered by the Severance Period in 2011.
     (c) Allow Edwards to continue to vest in any outstanding options or restricted stock units that have been awarded to Edwards under the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (the “Equity Plan”), subject to the terms and conditions of the Equity Plan and any award agreement, on the same basis and at the same time as such awards would have vested had Edwards remained in the employ of the Company through the Severance Period. On the last day of the Severance Period, all remaining outstanding unvested stock options and restricted stock units, other than 2009 performance-based restricted stock units, will become fully vested; 2009 performance-based restricted stock units will become vested on that date to the extent that performance goals have been satisfied or are expected to be satisfied in the reasonable discretion of the Compensation Committee. Mr. Edwards will have the right to exercise any option that is vested and unexercised as of the Termination Date, as well as any other option that later vests under the terms of this Agreement, until the earlier of (1) the date on which such option would have expired by its original terms or (2) one year after the Severance Period ends.
     (d) Pay the premium for COBRA coverage, if elected by Edwards and his eligible dependents, upon loss of coverage under the Company’s group health plan due to his termination on the Termination Date, until the earlier of (i) the date that Edwards becomes eligible for coverage under another group health plan, or (ii) the end of the 18 month maximum COBRA coverage period. If Edwards does not become eligible for coverage under another group health plan by the end of the 18 month maximum COBRA coverage period, then the Company will continue to provide coverage for Edwards and his eligible dependents for up to an additional 6 months; however, the coverage will terminate earlier if Edwards becomes eligible for coverage under another group health plan during that time. The Company will impute the amount of the COBRA premium during the period of COBRA coverage and the fair market value of the continued coverage beyond the end of the COBRA period as taxable income to Edwards.
     (e) No later than 35 days after the Termination Date, the Company will pay to Edwards a lump sum cash transition payment equal to fifty thousand dollars ($50,000.00).
     None of the foregoing payments or benefits will be made or provided if the Release is not signed and has not become irrevocable within 30 days after the Termination Date. Payment and provision of the foregoing benefits are conditioned on Edwards’ continued compliance with the restrictive covenants in this Agreement.

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     All amounts paid and property transferred under this Agreement shall be subject to applicable withholdings for federal, state, and local taxes.
     Edwards acknowledges that: (A) the payments and benefits set forth in this Agreement constitute full settlement of all his rights arising out of his employment with the Company except to matters specifically preserved herein, (B) he has no entitlement under any other severance or similar arrangement maintained by the Company, and (C) except as otherwise provided specifically in this Agreement, the Company does not and will not have any other liability or obligation to Edwards. Edwards further acknowledges that, in the absence of his execution of this Agreement and the Release, benefits and payments specified in the “Consideration” section of the Agreement would not otherwise be due to Edwards.
No Mitigation or Off-Set
     Edwards is under no obligation to seek other employment and there shall be no offset against amounts or benefits due to Edwards under this Agreement as a result of any compensation that Edwards may earn in connection with future employment.
Covenants Not to Compete
     In further consideration for the benefits and payments set forth in this Agreement, Edwards agrees that, during the Restriction Period (as defined below), Edwards shall not compete with the Company or any of its subsidiaries or affiliates (the “PHH Group”), as set forth below:
1.	Edwards agrees that he will not, directly or indirectly, as an individual on Edwards’ own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, provide any service or assistance, in any capacity or function to any business engaged in any of the businesses of or services provided by or contemplated to be provided by the PHH Group or otherwise competing with the businesses of the PHH Group, as in effect on the Agreement Date or any time during which Edwards provided services to the PHH Group, including, but not limited to businesses in the fleet management, mortgage origination and/or mortgage servicing industries, or any of the following: Mike Albert Leasing, Inc.; Allstate Leasing, Inc.; ARI (Automotive Rentals, Inc.); Donlen Corporation; Enterprises Leasing Company; GE Commercial Finance Fleet Services; Emkay Vehicle Leasing; Lease Plan U.S.A.; Wheels, Incorporated; American Leasing; BBL; MotoLease; Merchants Leasing; Sutton Leasing; ULTEA; SunTrust; Wells Fargo; The CEI Group; Fleet Response; CCM; Union Leasing; Wells Fargo Home Mortgage; Bank of America Mortgage; Chase Home Finance; CitiMortgage, Inc.; GMAC Residential Holdings; SunTrust Mortgage, Inc.; MetLife Bank; Quicken Loans, Inc.; CTX Mortgage; Branch Banking & Trust Co.; Pulte Mortgage; AmSouth Mortgage; Fifth Third Mortgage; U.S. Bank Home Mortgage; Citizens Mortgage Corporation; and any successor entity of any of the foregoing that is created by merger, consolidation or any other similar transaction. Notwithstanding the foregoing, nothing in this Agreement shall limit Edwards, as an individual on Edwards’ own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, from providing any service or assistance

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to government-sponsored enterprises or quasi-governmental agencies, including, without limitation, Fannie Mae and Freddie Mac, provided that such enterprise or agency is not engaged in mortgage origination or mortgage servicing.

2.	The Executive acknowledges that the PHH Group’s businesses are conducted nationally and agrees that the restrictions herein shall operate throughout the United States. Nothing herein shall prohibit Edwards from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company that would be a competing company as described in section 1 above, so long as Edwards has no active participation in the business of such company.

3.	Edwards agrees that he will not, directly or indirectly, as an individual on Edwards’ own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, solicit, induce or encourage, or permit any person or entity to solicit, encourage, induce or attempt to induce on Edwards’ behalf during the Restriction Period:
(a)	any person who was employed by the PHH Group on the Termination Date, and/or any person who was employed by the PHH Group at any time during the twelve-month period immediately preceding the Termination Date, to terminate their employment with the PHH Group, or in any way interfere with the relationship between the PHH Group and any employee thereof; or

(b)	any customer, client, supplier, licensee or other person or entity that does business with the PHH Group to cease doing business with the PHH Group, or in any way interfere with the relationship between any such persons or entities and the PHH Group; and
4.	Edwards agrees that he will not, directly or indirectly, as an individual on Edwards’ own account, or as an independent contractor, employee, consultant, agent, partner, member, joint venturer or otherwise, during the Restriction Period, call on, solicit or service any person or entity who was a customer, client, licensor or licensee of the PHH Group at any time during the twelve-month period immediately preceding the Termination Date for any purpose which directly or indirectly competes with the business of the PHH Group.
     Edwards agrees and acknowledges that the promises and covenants not to compete set forth above each have a unique, very substantial and immeasurable value to the PHH Group, that the PHH Group is engaged in a highly competitive industry, and that Edwards is receiving significant consideration in exchange for these promises and covenants. Edwards acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the PHH Group’s legitimate business interests; and that each and every promise and covenant is reasonable with respect to activities restricted, geographic scope and length of time.
     The “Restriction Period” for purposes of these “Covenants Not to Compete” shall start on the Agreement Date and end on the last day of the Severance Period.

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Confidential Information
     Edwards acknowledges that as part of his employment with the PHH Group, he had access to information that was not generally disclosed or made available to the public. Edwards recognizes that in order to guard the legitimate interests of the PHH Group, it is necessary for it to protect all confidential information. Edwards agrees to keep secret all non-public, confidential and/or proprietary information, matters and materials of the PHH Group, and personal confidential or otherwise proprietary information regarding the PHH Group’s employees, executives, directors or consultants affiliated with the PHH Group, including, but not limited to, documents, materials or information regarding, concerning or related to the PHH Group’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the executives, sales representatives, editors and other professionals with which it works, software programs and codes, access codes, and other similar materials or information, as well as all other information relating to the business of the PHH Group which is not generally known to the public or within the fleet management and/or mortgage industries or any other industry or trade in which the PHH Group competes (collectively, “Confidential Information”), to which Edwards has had or may have access and shall not use or disclose such Confidential Information to any person except (a) to the extent required by applicable law, (b) to his personal advisors, to the extent such advisors agree to be bound by this provision, or (c) to the minimum necessary to enforce this Agreement. This obligation is understood to be in addition to any agreements Edwards may have signed with the PHH Group or any of its subsidiaries or affiliates concerning confidentiality and non-disclosure, non-competition, non-solicitation, and assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect.
Non-Disparagement.
     Edwards will not disparage or defame, through verbal or written statements or otherwise, the PHH Group or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the PHH Group or the personal or professional reputation of any of the PHH Group’s members, directors, officers, agents or employees.
     The Company, in its official capacity, will not disparage or defame, through verbal or written statements or otherwise, Edwards or otherwise take any action which could reasonably be expected to adversely affect Edwards’ reputation.

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Enforcement of Restrictive Covenants.
     Edwards agrees and acknowledges that in the event of a breach or threatened breach by Edwards of one or more of the covenants and promises described above in “Covenants Not to Compete,” “Confidential Information,” and “Non Disparagement,” the PHH Group will suffer irreparable harm that is not compensable solely by damages. Edwards agrees that under such circumstances, no further payments, rights or benefits provided under the “Consideration” section this Agreement will be due to Edwards, Edwards must repay to the Company amounts described under “Consideration” paid to him in cash and upon payment or exercise of equity awards that would have terminated or not become vested without operation of the provisions in “Consideration” above, within 10 days after demand by the Company, and the PHH Group shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce these promises and covenants. The Company and any other member of the PHH Group will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants in this Agreement. Resort to any remedy provided for in this Agreement or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude the Company or PHH Group’s recovery of monetary damages and compensation.
Cooperation.
     Edwards further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and any of its subsidiaries and affiliates and their counsel with respect to any matter (including any pending or future litigation, investigations, or governmental proceedings) which relates to matters with which Edwards was involved during his employment with the Company. Edwards will render such cooperation in a timely manner upon reasonable notice from the Company.
Challenge.
     If Edwards violates or successfully challenges the enforceability of any provisions of this Agreement, no further payments, rights or benefits provided under the “Consideration” section this Agreement will be due to Edwards. However, Edwards may seek clarification from the Company of his rights and obligations under this Agreement, and, if a dispute remains after seeking clarification, Edwards may raise a dispute regarding his rights under this Agreement pursuant to the Arbitration provisions of this Agreement.
Arbitration.
     Any dispute arising under this Agreement will be resolved by arbitration administered exclusively in Baltimore, Maryland by JAMS, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose decision shall be final, binding and conclusive on the parties, and judgment on the award may be entered in any court having jurisdiction. The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees incurred by Edwards with regard to such arbitration. Edwards and the Company further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the PHH Group to which

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Edwards has been given access, and the likelihood of significant harm that the PHH Group would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company or any other member of the PHH Group from seeking injunctive relief to prevent Edwards from violating, or threatening to violate, the terms under the “Covenants Not to Compete,” “Confidential Information” and “Non-Disparagement” sections of this Agreement.
Miscellaneous.
     No Admission of Liability. This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company or any other person to Edwards, or by Edwards or any other person to the Company. There have been no such violations, and both the Company and Edwards specifically deny any such violations.
     Absence of Reliance. Edwards acknowledges that in agreeing to this Agreement, he has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.
     No Reinstatement. Edwards agrees that he will not apply for reinstatement with the Company or any other member of the PHH Group or seek in any way to be reinstated, re-employed or hired by the Company or any other member of the PHH Group in the future.
     Section Headings. The section headings are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.
     Notice: All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if hand delivered, at the same time delivered, or (b) at the time shown on the return receipt if mailed in a certified postage prepaid envelope (return receipt requested) addressed to the respective parties as follows:
     If to PHH Corporation:
PHH Corporation
c/o General Counsel
3000 Leadenhall Road
Mt. Laurel, NJ 08054
     If to Terence Edwards:
Mr. Terence Edwards
90 Lane of Acres
Haddonfield, NJ 08033
or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above.

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     409A Compliance: The parties agree that the payments and benefits in (a), (b), and (d) under “Consideration” in this Agreement will not be subject to the 6 month delay in payment described in Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”) due to application of the exemptions in Treasury Regulation Section 1.409A-1(b)(9)(iii) (the “two times, two year rule”), Treasury Regulation Section 1.409A-1(b)(4) (the “short-term deferral rule”), and Treasury Regulation Section 1.409A-1(b)(9)(v)(B) (medical benefits).
     For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. “Termination of employment,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A, Edwards’ “separation from service” as defined in Section 409A.
     With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, Edwards, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     Legal Expenses. The Company shall reimburse Edwards for the costs of his legal fees in connection with the negotiation and execution of this Agreement and the Release in an amount not to exceed $10,000.
     Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Company and Edwards and their respective successors, executors, administrators and heirs. Edwards may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.
     Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
     Entire Agreement; Amendments. Except as otherwise provided herein, this Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

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     Governing Law. This Agreement will be governed by, and enforced in accordance with, the laws of the State of Maryland without regard to the application of the principles of conflicts of laws.
     Counterparts and Facsimiles. This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.
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     IN WITNESS WHEREOF, Edwards and the Company have executed this Agreement as of the date first above written.

/s/ Terence W. Edwards
Terence W. Edwards
  Date: August 4, 2009

PHH CORPORATION
By:	/s/ George J. Kilroy
George J. Kilroy Acting Chief Executive Officer and President
  Date: August 5, 2009

Exhibit 10.1
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Exhibit A
RELEASE AGREEMENT
      THIS RELEASE AGREEMENT (the “Release”) is executed as of                     , 2009, by and between Terence W. Edwards (“Edwards”) and PHH Corporation (the “Company”).
     WHEREAS, the Company and Edwards entered into a Transition Services and Separation Agreement, executed as of                     , 2009 (the “Agreement”) that provides for certain payments and benefits to be paid only if Edwards has signed and not revoked a general release of claims.
     NOW THEREFORE, intending to be legally bound hereby, the Company and Edwards agree as follows:
Release and Covenant Not to Sue.
     In consideration for the benefits and payments specified in the Agreement, Edwards hereby fully and forever releases and discharges the Company and each of its subsidiaries and affiliates, and all of their predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (“Releasees”) of and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Edwards’ employment with the Company or any Releasee, including the termination thereof. By this paragraph Edwards waives any claims which Edwards has or may have against Releasees, or any of them. This includes all rights and obligations under any federal, state or local laws or ordinances pertaining to employment, including but not limited to any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment, all claims for wrongful discharge, all claims that Releasees, or any of them, dealt unfairly with Edwards, in bad faith or in violation of any contract or agreement, expressed or implied, that may have existed between Releasees, or any of them, and Edwards, and all claims against Releasees, or any of them, for assault, battery, personal injury, emotional distress, pain and suffering.
     Edwards expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against Releasees, or any of them, and that he has not assigned any claim against the Releasees, or any of them, Edwards further promises not to initiate a lawsuit or to bring any other claim against Releasees, or any of them, arising out of or in any way related to Edwards’ employment by the Company or any Releasee, including the termination of that employment. This Release will not prevent Edwards from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state

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agency); provided, however, that any claims by Edwards for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred by this Release.
     The foregoing will not be deemed to release the Company from any of the following claims, entitlements or rights of Edwards for or to:
1.	Claims or actions brought, in good faith, solely to enforce or clarify the promises, rights, entitlements, obligations, and benefits provided in this Release or the Agreement;

2.	Vested benefits under retirement plans sponsored by the Company in which Edwards is a participant, based on services performed prior to the Termination Date (as defined in the Agreement);

3.	Rights to convert coverage under an existing life insurance policy provided by the Company, subject to the conversion rights of such policy;

4.	Coverage, if any, under any policy of liability or directors and officers liability insurance for matters subject to said policies for activities arising out of or in any way related to Edwards’ employment prior to the Termination Date (as defined in the Agreement);

5.	Any right to indemnification or cost of defense from or by the Company pursuant to the Company’s by-laws or charter, or duly adopted resolution of the Company’s Board of Directors for activities and actions by Edwards as an agent, officer, or employee of the Company, prior to the Termination Date (as defined in the Agreement);

6.	Earned wages and compensation, accrued vacation and accrued fringe benefits, or reimbursement for authorized expenses acquired or incurred before the Termination Date (as defined in the Agreement); and

7.	Any counterclaims in connection with a lawsuit or administrative proceeding in which the Company, its successors, assigns or subrogees seek legal or equitable relief from Edwards provided such counterclaim (i) arises out of the transaction or occurrence that is the subject matter of the claim raised by the Company in such lawsuit or proceeding, (ii) does not require for adjudication the joinder or presence of third parties, and (iii) does not relate to or arise out of the termination of Edwards’ employment or involve any claim for compensation or benefits for services rendered to the Company.

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Rescission Right.
     Edwards expressly acknowledges and recites that (a) he has read and understands the terms of this Release in its entirety, (b) he has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he was provided twenty-one (21) calendar days after the receipt of the Release to consider its terms before signing it; and (e) he has seven (7) calendar days from the date of signing to terminate and revoke this Release in which case this Release will be unenforceable, null and void. Edwards may revoke this Release during those seven (7) days by providing written notice of revocation to the Company. The revocation must be delivered to the General Counsel of PHH Corporation, 3000 Leadenhall Road, Mail Stop LGL, Mt. Laurel, NJ 08054.
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     IN WITNESS WHEREOF, Edwards and the Company have executed this Release as of the date first above written.

Terence W. Edwards
  Date: _______________

PHH CORPORATION
By:

  Date: _______________

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